Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR SECOND QUARTER 2024

QUAKERTOWN, PA July 23, 2024) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the second quarter of 2024 of $2,465,000, or $0.67 per share on a diluted basis. This compares to net income of $1,887,000, or $0.52 per share on a diluted basis, for the same period in 2023. For the six months ended June 30, 2024, QNB reported net income of $5,059,000, or $1.38 per share on a diluted basis. This compares to net income of $6,005,000, or $1.67 per share on a diluted basis, reported for the same period in 2023.

For the quarter ended June 30, 2024, the annualized rate of return on average assets and average shareholders’ equity was 0.55% and 6.14%, respectively, compared with 0.44% and 4.90%, respectively, for the second quarter 2023.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended June 30, 2024, in comparison with the same period in 2023, due primarily to improvement in the interest margin causing a $1,246,000 increase in net interest income, decreased provision for credit losses on loans and unfunded commitments of $95,000; and an increase in non-interest income of $172,000; this was partly offset by an increase in non-interest expense of $479,000. The change in contribution from QNB Corp. for the quarter ended June 30, 2024, compared with the same period in 2023, is primarily due to less gains on sales from the equities portfolio held at the holding company.

The following table presents disaggregated net income:

	Three months ended,			Six months ended,
	6/30/2024	6/30/2023	Variance	6/30/2024	6/30/2023	Variance
QNB Bank	$2,741,000	$1,947,000	$794,000	$5,072,000	$6,234,000	$(1,162,000)
QNB Corp	(276,000)	(60,000)	(216,000)	(13,000)	(229,000)	216,000
Consolidated net income	$2,465,000	$1,887,000	$578,000	$5,059,000	$6,005,000	$(946,000)

Total assets as of June 30, 2024 were $1,761,487,000 compared with $1,706,318,000 at December 31, 2023. Total available-for-sale debt securities decreased $29,763,000, or 6.1%, to $460,418,000, primarily due to sales of lower yielding securities and payments. Loans receivable increased $68,777,000, or 6.3%, to $1,162,310. Total deposits increased $84,126,000, or 5.7%, to $1,572,839,000. Short-term borrowing declined $45,028,000, or 47.9%.

“I am pleased with the improved operating performance of the bank; we registered the highest quarterly net interest income since 2022, stated David W. Freeman, President and Chief Executive Officer. Freeman continued, “We believe we have reached an equilibrium in deposit rates offered, and as our floating rate loans continue to reprice at higher rates, we will benefit from this trend.” Freeman stated, “We continue to see good deposit and loan growth, which points to our stable market area and customer base. Last, we took the strategic opportunity to better position our Company’s future earnings by selling lower-yielding securities in the quarter at a $1,096,000 loss and reinvesting the proceeds in higher-yielding assets. The loss was offset by an unrealized gain of $1,354,000 million for the exchange of Visa C-shares.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2024 totaled $10,592,000, an increase of $1,259,000, from the same period in 2023. Net interest margin was 2.46% for the second quarter of 2024 and 2.27% for the same period in 2023. Net interest margin was 2.43% for the six months ended June 30, 2024, compared with 2.41% for the same period in 2023.

The yield on earning assets was 4.70% for the second quarter 2024, compared with 3.83% in the second quarter of 2023; an increase of 87 basis points. For the six-month period ended June 30, 2024, yield on earning assets was 4.64%, compared with 3.80% for the same period in 2022. The cost of interest-bearing liabilities was 2.73% for the quarter ended June 30, 2024, compared with 1.96% for the same period in 2023, an increase of 77 basis points. For the six-month period ended June 30, 2024, the cost of interest-bearing liabilities was 2.70% compared with 1.75% for the same period in 2023,

Proceeds from the growth in average deposits and proceeds from the sale and payments received on investment securities over the past year were invested in loans and other interest earning assets, and used to pay down short-term borrowings. Loan growth was primarily in commercial real estate, which comprised 46% of average earning assets in the second quarter of 2024 compared with 42% for the same period in 2023, and the increases in both rates and volume in commercial real estate loans majorly contributed to the 62 basis-point increase in the yield on loans. The decline in the available-for-sale portfolio was primarily in mortgage-backed securities, which comprised 20% of average earnings assets in the second quarter of 2024 compared with 24% for the same period in 2023. The 88-basis point increase in rate on investments was primarily due to the impact of the interest rate swaps entered into at the end of the second quarter of 2023, contributing to the increase in net interest margin. The 90 basis-point increase in the rate paid on deposits was the primary contributor to the increase in the cost of funds of 77 basis points.

Asset Quality, Provision for Credit Losses on Loans and Allowance for Credit Losses

QNB recorded $132,000 in provision for credit losses on loans in the second quarter of 2024 compared to $212,000 in provision in the second quarter of 2023. QNB's allowance for credit losses on loans of $8,858,000 represents 0.76% of loans receivable at June 30, 2024, compared to $8,852,000, or 0.81% of loans receivable at December 31, 2023. Net loan charge-offs were $12,000 for the quarter ended June 30, 2024, compared with $38,000 for the same period in 2023. Annualized net loan charge-offs for the quarter ended June 30, 2024 were 0.00% and 0.01% for the quarter ended June 30, 2023, of average loans receivable, respectively. Net loan charge-offs were $33,000 for the six months ended June 30, 2024, compared with recoveries of $494,000 for the same period in 2023 were primarily due to two large commercial customers. Annualized net loan charge-offs for the six months ended June 30, 2024 were 0.01% compared to annualized net recoveries of 0.10% for the same period in 2023, of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and modified loans, were $2,078,000, or 0.18% of loans receivable at June 30, 2024, compared with $1,940,000, or 0.18% of loans receivable at December 31, 2023. In cases where there is a collateral shortfall on non-accrual loans, specific reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At June 30, 2024, $1,188,000, or approximately 57% of the loans classified as non-accrual, are current or past due less than 30 days. Commercial loans classified as substandard or doubtful loans totaled $32,710,000 at June 30, 2024, compared with $11,747,000 at December 31, 2023; these were comprised primarily of commercial real estate loans. The increase was primarily to two commercial relationships being downgraded to the Bank's "Special Mention" risk category.

Non-Interest Income

Total non-interest income was $1,465,000 for the second quarter of 2024 compared with $1,580,000 for the same period in 2023. There was a net realized loss of $1,096,000 on the sale of investments for the quarter ended June 30, 2024 compared to a net gain of $519,000 on the sales of securities in the same period in 2023. Unrealized net gain on investment equity securities was $1,016,000 for the quarter ended June 30, 2024 compared to a net loss of $573,000 for the same period in 2023. During the second quarter of 2024 the Bank sold lower yielding securities to better position its net interest margin. The Bank also completed the exchange offer to convert its Visa B-1 shares to B-2 and C shares; the Bank recorded a $1,354,000 unrealized gain on the Visa C shares.

Fees for service to customers increased $13,000 for the quarter ended June 30, 2024, as overdraft fees decreased $5,000 and other deposit-related fees increased $18,000. Retail brokerage and advisory income decreased $76,000 to $126,000 for the same period, due to a decrease in customer balances following employee turnover. Merchant fees decreased $23,000 for the same period due to volume.

For the six months ended June 30, 2024, non-interest income was $3,301,000 an increase of $502,000 compared to the same period in 2023, primarily due to the change in fair value of the equities portfolio of $1,502,000; primarily related to the Visa stock conversion discussed above. Realized loss on sale of securities was $719,000, a decline of $773,000 for the six months ended June 30, 2024, compared with the same period in 2023. Net gain on sale of loans increased $12,000 when comparing the six months ended June 30, 2024 with the same period in 2023. Increases in non-interest income for the six months ended June 30, 2024 compared to the same period in 2023 comprise: fees for services to customers and bank-owned life insurance which increased $31,000 and $8,000, respectively. Decreases in non-interest income comprised: ATM and debit card fees, retail brokerage and advisory income, and merchant income which decreased $22,000, $217,000 and $17,000. Other non-interest income decreased $22,000 due primarily to mortgage servicing fees and letter of credit fees.

Non-Interest Expense

Total non-interest expense was $8,934,000 for the second quarter of 2024 compared with $8,492,000 for the same period in 2023. Salaries and benefits expense increased $263,000, or 5.5%, to $5,038,000 when comparing the two quarters. Salary expense and related payroll taxes increased $118,000, or 3.0%, to $4,097,000 during the second quarter of 2024 compared to the same period in 2023. Benefits expense increased $145,000, or 18.2%, when comparing the two periods primarily due to medical costs.

Net occupancy and furniture and equipment expense increased $14,000, or 1.0%, to $1,481,000 for the second quarter of 2024 primarily due to software maintenance costs partly offset by a reduction in depreciation expense. Other non-interest expense increased $165,000, or 7.3%, when comparing second quarter of 2024 with the same period in 2023 due to an increase in Bank shares tax of $156,000, due to the timing of tax credits received, the recording of a potential expense of $85,000 related to the Visa stock exchange make-whole agreement, an increase of $67,000 in debit card expense, an increase in FDIC insurance of $46,000, an increase in third-party services of $25,000, partly offset by decreases in telephone, postage and supplies of $10,000, an increase in marketing expense of $31,000 and a reduction in write-offs due to fraud on customer accounts of $146,000 as the Bank was able to recover some losses from prior periods.

For the six months ended June 30, 2024, non-interest expense was $17,767,000, an increase of $1,075,000, or 6.4%, compared to the same period in 2023.

Provision for income taxes increased $219,000 to $544,000 in the second quarter of 2024 due to increased pre-tax income, compared with the same period in 2023. The effective tax rates for the quarter ended June 30, 2024 was 18.1% compared with 14.7% for the same period in 2023. The effective tax rates for the six months ended June 30, 2024 was 19.3% compared with 19.4% for the same period in 2023.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@QNBbank.com	jlehocky@QNBbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands)
Balance Sheet (Period End)	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23
Assets	$1,761,487	$1,716,081	$1,706,318	$1,684,392	$1,650,586
Cash and cash equivalents	76,909	50,963	62,657	55,141	34,824
Investment securities
Debt securities, AFS	460,418	481,596	490,181	505,390	527,741
Equity securities	7,233	6,217	5,910	4,765	5,424
Loans held-for-sale	786	—	549	446	810
Loans receivable	1,162,310	1,122,616	1,093,533	1,060,450	1,029,744
Allowance for loan losses	(8,858)	(8,738)	(8,852)	(8,542)	(8,365)
Net loans	1,153,452	1,113,878	1,084,681	1,051,908	1,021,379
Deposits	1,572,839	1,536,188	1,488,713	1,483,333	1,449,765
Demand, non-interest bearing	190,333	188,260	185,098	192,226	212,396
Interest-bearing demand, money market and savings	1,003,813	990,451	988,634	1,000,921	962,042
Time	378,693	357,477	314,981	290,186	275,327
Short-term borrowings	49,066	55,088	94,094	96,703	90,845
Long-term debt	30,000	20,000	20,000	20,000	20,000
Shareholders' equity	96,885	93,686	90,824	74,081	80,945

Asset Quality Data (Period End)
Non-accrual loans	$2,078	$2,001	$1,940	$1,893	$4,794
Loans past due 90 days or more and still accruing	—	—	—	—	—
Non-performing loans	2,078	2,001	1,940	1,893	4,794
Other real estate owned and repossessed assets	—	—	—	—	—
Non-performing assets	$2,078	$2,001	$1,940	$1,893	$4,794

Allowance for loan losses	$8,858	$8,738	$8,852	$8,542	$8,365

Non-performing loans / Loans excluding held-for-sale	0.18%	0.18%	0.18%	0.18%	0.47%
Non-performing assets / Assets	0.12%	0.12%	0.11%	0.11%	0.29%
Allowance for loan losses / Loans excluding held-for-sale	0.76%	0.78%	0.81%	0.81%	0.81%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,					Six months ended,
For the period:	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23	6/30/24	6/30/23
Interest income	$20,345	$19,569	$19,257	$18,497	$15,865	$39,914	$31,328
Interest expense	9,753	9,401	9,065	8,284	6,532	19,154	11,578
Net interest income	10,592	10,168	10,192	10,213	9,333	20,760	19,750
Provision for credit losses	114	(86)	293	459	209	28	(1,596)
Net interest income after provision for credit losses	10,478	10,254	9,899	9,754	9,124	20,732	21,346
Non-interest income:
Fees for services to customers	427	420	414	421	414	847	816
ATM and debit card	705	636	687	685	704	1,341	1,363
Retail brokerage and advisory income	126	93	207	219	202	219	436
Net realized (loss) gain on investment securities	(1,096)	377	(2,262)	131	519	(719)	54
Unrealized gain (loss) on equity securities	1,016	(30)	904	(138)	(573)	986	(516)
Net gain on sale of loans	(2)	15	11	4	(5)	13	1
Other	289	325	322	433	319	614	645
Total non-interest income	1,465	1,836	283	1,755	1,580	3,301	2,799
Non-interest expense:
Salaries and employee benefits	5,038	4,974	4,717	4,971	4,775	10,012	9,338
Net occupancy and furniture and equipment	1,481	1,515	1,477	1,504	1,467	2,996	2,844
Other	2,415	2,344	2,552	2,196	2,250	4,759	4,510
Total non-interest expense	8,934	8,833	8,746	8,671	8,492	17,767	16,692
Income before income taxes	3,009	3,257	1,436	2,838	2,212	6,266	7,453
Provision for income taxes	544	663	302	494	325	1,207	1,448
Net income	$2,465	$2,594	$1,134	$2,344	$1,887	$5,059	$6,005

Share and Per Share Data:
Net income - basic	$0.67	$0.71	$0.31	$0.65	$0.52	$1.38	$1.67
Net income - diluted	$0.67	$0.71	$0.31	$0.65	$0.52	$1.38	$1.67
Book value	$26.34	$25.57	$24.86	$20.35	$22.42	$26.34	$22.42
Cash dividends	$0.37	$0.37	$0.37	$0.37	$0.37	$0.74	$0.74
Average common shares outstanding -basic	3,665,695	3,655,176	3,642,096	3,613,230	3,598,545	3,660,435	3,593,482
Average common shares outstanding -diluted	3,665,695	3,655,176	3,642,096	3,613,230	3,598,545	3,660,435	3,593,482
Selected Ratios:
Return on average assets	0.55%	0.59%	0.25%	0.52%	0.44%	0.57%	0.70%
Return on average shareholders' equity	6.14%	6.53%	2.83%	5.88%	4.82%	6.34%	7.78%
Net interest margin (tax equivalent)	2.46%	2.39%	2.36%	2.38%	2.27%	2.43%	2.41%
Efficiency ratio (tax equivalent)	73.26%	72.73%	82.38%	71.59%	76.77%	73.00%	73.06%
Average shareholders' equity to total average assets	8.97%	8.98%	8.93%	8.91%	9.12%	8.98%	9.06%
Net loan charge-offs (recoveries)	$12	$21	$(19)	$275	$38	$33	$(494)
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.00%	0.01%	-0.01%	0.10%	0.01%	0.01%	-0.10%
Balance Sheet (Average)
Assets	$1,798,040	$1,778,585	$1,779,627	$1,773,138	$1,719,368	$1,788,312	$1,719,268
Investment securities (AFS & Equities)	569,135	578,615	604,292	624,423	636,110	573,876	642,635
Loans receivable	1,139,874	1,108,836	1,072,616	1,039,170	1,026,881	1,124,354	1,024,088
Deposits	1,542,661	1,497,692	1,490,244	1,488,632	1,427,238	1,520,176	1,421,035
Shareholders' equity	161,340	159,739	158,987	158,063	156,890	160,539	155,704

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	June 30, 2024			June 30, 2023
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$6,824	5.19%	$88	$3,398	4.81%	$41
U.S. Government agencies	84,558	1.17	246	101,945	1.11	283
State and municipal	107,881	3.51	947	109,345	2.38	651
Mortgage-backed and CMOs	356,650	2.73	2,436	406,442	1.76	1,786
Corporate debt securities and mutual funds	6,721	5.72	96	6,625	4.42	73
Equities	6,501	3.55	57	8,355	4.65	97
Total investment securities	569,135	2.72	3,870	636,110	1.84	2,931
Loans:
Commercial real estate	801,691	5.46	10,876	696,223	4.72	8,201
Residential real estate	108,693	4.07	1,106	107,402	3.66	984
Home equity loans	65,575	6.83	1,114	57,601	6.44	925
Commercial and industrial	142,174	7.60	2,686	142,438	7.14	2,538
Consumer loans	3,781	7.50	71	3,918	7.22	70
Tax-exempt loans	18,284	3.87	176	19,742	3.50	172
Total loans, net of unearned income*	1,140,198	5.65	16,029	1,027,324	5.03	12,890
Other earning assets	43,200	5.44	584	11,555	6.69	192
Total earning assets	1,752,533	4.70	20,483	1,674,989	3.83	16,013
Cash and due from banks	13,313			13,547
Allowance for loan losses	(8,885)			(8,297)
Other assets	41,079			39,129
Total assets	$1,798,040			$1,719,368

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$334,017	0.84%	702	$305,067	0.43%	325
Municipals	132,762	4.81	1,587	114,965	4.36	1,251
Money market	229,984	3.58	2,049	175,243	2.39	1,044
Savings	290,172	1.28	924	359,733	1.22	1,093
Time < $100	170,640	4.03	1,708	111,455	2.27	631
Time $100 through $250	143,315	4.59	1,636	109,462	3.49	953
Time > $250	53,316	4.63	614	38,005	2.82	267
Total interest-bearing deposits	1,354,206	2.74	9,220	1,213,930	1.84	5,564
Short-term borrowings	52,383	1.52	199	108,117	2.90	783
Long-term debt	28,132	4.70	334	16,813	4.35	185
Total interest-bearing liabilities	1,434,721	2.73	9,753	1,338,860	1.96	6,532
Non-interest-bearing deposits	188,455			213,308
Other liabilities	13,524			10,310
Shareholders' equity	161,340			156,890
Total liabilities and
shareholders' equity	$1,798,040			$1,719,368
Net interest rate spread		1.97%			1.87%
Margin/net interest income		2.46%	$10,730		2.27%	$9,481
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Six Months Ended
	June 30, 2024			June 30, 2023
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$6,803	5.26%	$178	$1,842	4.57%	$42
U.S. Government agencies	84,755	1.17	494	101,944	1.11	566
State and municipal	108,027	3.46	1,871	110,243	2.31	1,272
Mortgage-backed and CMOs	361,317	2.66	4,809	411,760	1.69	3,471
Corporate debt securities and mutual funds	6,714	5.66	190	6,631	4.41	146
Equities	6,260	3.63	113	10,215	3.91	198
Total investment securities	573,876	2.67	7,655	642,635	1.77	5,695
Loans:
Commercial real estate	788,413	5.40	21,176	688,959	4.63	15,803
Residential real estate	108,808	2.00	2,172	106,555	1.80	1,921
Home equity loans	63,922	6.82	2,169	57,126	6.34	1,795
Commercial and industrial	141,233	7.55	5,301	147,568	7.70	5,634
Consumer loans	3,712	7.80	144	4,003	6.97	138
Tax-exempt loans	18,462	3.85	353	20,164	3.49	349
Total loans, net of unearned income*	1,124,550	5.60	31,315	1,024,375	5.05	25,640
Other earning assets	44,922	5.48	1,223	9,290	6.32	291
Total earning assets	1,743,348	4.64	40,193	1,676,300	3.80	31,626
Cash and due from banks	13,041			13,216
Allowance for loan losses	(8,916)			(9,113)
Other assets	40,839			38,865
Total assets	$1,788,312			$1,719,268

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$327,961	0.82%	1,345	$311,306	0.41%	627
Municipals	132,325	4.81	3,164	113,468	4.13	2,326
Money market	228,928	3.57	4,064	153,058	1.83	1,386
Savings	294,262	1.28	1,873	382,775	1.14	2,170
Time < $100	164,175	3.90	3,181	106,360	1.92	1,013
Time $100 through $250	135,464	4.47	3,013	103,570	3.27	1,680
Time > $250	51,536	4.43	1,136	32,894	2.39	390
Total interest-bearing deposits	1,334,651	2.68	17,776	1,203,431	1.61	9,592
Short-term borrowings	69,912	2.37	824	121,443	2.95	1,778
Long-term debt	24,066	4.56	554	11,354	3.64	208
Total interest-bearing liabilities	1,428,629	2.70	19,154	1,336,228	1.75	11,578
Non-interest-bearing deposits	185,525			217,604
Other liabilities	13,619			9,732
Shareholders' equity	160,539			155,704
Total liabilities and
shareholders' equity	$1,788,312			$1,719,268
Net interest rate spread		1.94%			2.05%
Margin/net interest income		2.43%	$21,039		2.41%	$20,048
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale